Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060	NEWS RELEASE

PROVIDENT FINANCIAL HOLDINGS REPORTS
FIRST QUARTER OF FISCAL 2018 RESULTS

HIGHLIGHTS INCLUDE:

Net Interest Margin Expands Eight Basis Points to 3.17%
Compared to Prior Sequential Quarter

Net Interest Income Increases by 9%
Compared to Prior Sequential Quarter (Annualized)

Non-Performing Assets Declined 17% to $8.0 Million from June 30, 2017

Repurchased 126,000 Shares of Common Stock During the Current Quarter

Riverside, Calif. – October 26, 2017 – Provident Financial Holdings, Inc. ("Company"), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. ("Bank"), today announced first quarter results for the fiscal year ending June 30, 2018.
            For the quarter ended September 30, 2017, the Company reported a net loss of $225,000, or $(0.03) per diluted share (on 7.86 million average diluted shares outstanding), a decrease of 114 percent from net income of $1.59 million, or $0.20 per diluted share (on 8.15 million average diluted shares outstanding), in the comparable period a year ago.  The decrease in net income for the first quarter of fiscal 2018, as compared to the same period last year, was primarily attributable to a decrease in the gain on sale of loans, an increase in the provision for loan losses and an increase in other non-interest expense, partly offset by a decrease in salaries and employee benefits expense.

The current quarter results were impacted by $2.75 million of litigation-related expenses, including settlement costs, which, net of tax benefit, reduced net income by approximately $0.20 per diluted share.
"The September 2017 quarter demonstrated improving fundamentals in our community banking business which is denoted by the net interest margin expansion, loan growth, core deposit growth, and improving asset quality," said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  "However, we have more work to do regarding our mortgage banking business model even though we have responded quite aggressively since the weaker fundamentals became evident earlier this year," Mr. Blunden concluded.
Return on average assets for the first quarter of fiscal 2018 decreased to (0.08) percent from 0.53 percent for the same period of fiscal 2017; and return on average stockholders' equity for the first quarter of fiscal 2018 decreased to (0.70) percent from 4.79 percent for the comparable period of fiscal 2017.
On a sequential quarter basis, the net loss for the first quarter of fiscal 2018 reflects a $1.19 million, or 123 percent, decrease from the net income of $964,000 in the fourth quarter of fiscal 2017.  The decrease in the first quarter of fiscal 2018 compared to the fourth quarter of fiscal 2017 was primarily attributable to a $1.58 million increase in other non-interest expense primarily due to a $1.73 million increase in litigation expenses, a $964,000 decrease in the gain on sale of loans, and a $546,000 increase in the provision for loan losses, partly offset by a $440,000 decrease in salaries and employee benefits expense.  Diluted earnings per share for the first quarter of fiscal 2018 were $(0.03) per share, down 125 percent, from the $0.12 per share during the fourth quarter of fiscal 2017.  Return on average assets decreased to (0.08) percent for the first quarter of fiscal 2018 from 0.32 percent in the fourth quarter of fiscal 2017; and return on average stockholders' equity for the first quarter of fiscal 2018 was (0.70) percent, compared to 2.95 percent for the fourth quarter of fiscal 2017.
Net interest income increased to $9.12 million in the first quarter of fiscal 2018 from $9.09 million for the same quarter of fiscal 2017, attributable to an increase in the net interest margin, partly offset by a lower average interest-earning assets balance. The net interest margin during the first quarter of fiscal 2018 increased nine basis points to 3.17 percent from 3.08 percent in the same quarter last year, primarily due to the increase in the average yield of earning assets and the decrease in the average cost of costing liabilities.  The average yield on interest-earning assets increased by seven basis points to 3.74 percent in the first quarter of fiscal 2018 from 3.67 percent in the same quarter last year and the average cost of liabilities decreased by two basis points to 0.62 percent in the first quarter of fiscal 2018 from 0.64 percent in the same quarter last year. The average interest-earning assets balance decreased by $28.5 million, or two percent, to $1.15 billion in the first quarter of fiscal 2018 from $1.18 billion in the same quarter last year.
The average balance of loans receivable, including loans held for sale, decreased by $70.5 million, or seven percent, to $1.01 billion in the first quarter of fiscal 2018 from $1.08 billion in the same quarter of fiscal 2017, primarily due to a decrease in average loans held for sale attributable to a decrease in mortgage banking activity, which was partly offset by an increase in average loans held for investment.  The average yield on loans receivable increased by 14 basis points to 4.03 percent in the first quarter of fiscal

2018 from an average yield of 3.89 percent in the same quarter of fiscal 2017.  The increase in the average loan yield was primarily attributable to an increase in the average yield of loans held for investment and an increase in the average yield of loans held for sale with a lower percentage of loans held for sale to total loans receivable.  The average balance of loans held for investment in the first quarter of fiscal 2018 was $907.9 million with an average yield of 4.04 percent as compared to $847.0 million with an average yield of 3.97 percent in the same quarter of fiscal 2017; while the average balance of loans held for sale in the first quarter of fiscal 2018 was $99.7 million with an average yield of 3.93 percent as compared to $231.1 million with an average yield of 3.59 percent in the same quarter of fiscal 2017. The outstanding balance of "preferred loans" (multi-family, commercial real estate, construction and commercial business loans) increased by $2.9 million, or one percent, to $588.0 million at September 30, 2017 from $585.1 million at June 30, 2017, net of undisbursed loan funds of $8.2 million and $9.0 million, respectively. The percentage of preferred loans to total loans held for investment at September 30, 2017 increased to 65 percent from 64 percent at June 30, 2017.  Loan principal payments received in the first quarter of fiscal 2018 were $43.4 million, compared to $50.5 million in the same quarter of fiscal 2017.
The average balance of investment securities increased by $25.9 million, or 52 percent, to $75.5 million in the first quarter of fiscal 2018 from $49.6 million in the same quarter of fiscal 2017.  The increase was attributable to mortgage-backed securities purchases, partly offset by principal payments received on mortgage-backed securities.  The average yield on investment securities increased 68 basis points to 1.36 percent in the first quarter of fiscal 2018 from 0.68 percent for the same quarter of fiscal 2017.  The increase in the average yield was primarily attributable to mortgage-backed securities purchases which had higher average yields than the existing portfolio and the repricing of variable rate investment securities to higher market interest rates.
In the first quarter of fiscal 2018, the Federal Home Loan Bank ("FHLB") – San Francisco distributed $141,000 of quarterly cash dividends to the Bank, a $44,000 or 24 percent decrease from the cash dividends received by the Bank in the same quarter last year.
The average balance of the Company's interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, increased $16.1 million, or 37 percent, to $59.4 million in the first quarter of fiscal 2018 from $43.3 million in the same quarter of fiscal 2017. The increase in interest-earning deposits was primarily due to the decrease in loans held for sale, partly offset by the increase in loans held for investment and purchases of investment securities. The average yield earned on interest-earning deposits in the first quarter of fiscal 2018 was 1.25 percent, up 75 basis points from 0.50 percent in the same quarter of fiscal 2017 as a result of the impact of the increases in the federal funds rate over the last year.
Average deposits decreased $9.8 million, or one percent, to $923.0 million in the first quarter of fiscal 2018 from $932.8 million in the same quarter of fiscal 2017.  The average cost of deposits decreased by five basis points to 0.38 percent in the first quarter of fiscal 2018 from 0.43 percent in the same quarter last year, primarily due to a decrease in the average cost of time deposits and a lower percentage of time deposits to the total deposit balance. Transaction account balances or "core deposits" increased $10.2 million, or two percent, to $668.8 million at September 30, 2017 from $658.6 million at June 30,

2017, while time deposits decreased $9.6 million, or four percent, to $258.3 million at September 30, 2017 from $267.9 million at June 30, 2017, consistent with the Bank's strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, decreased $12.8 million, or 10 percent, to $114.1 million while the average cost of advances increased 37 basis points to 2.56 percent in the first quarter of fiscal 2018, compared to an average balance of $126.9 million with an average cost of 2.19 percent in the same quarter of fiscal 2017.  The increase in the average cost of advances was primarily due to the maturity of short-term advances with a cost well below the weighted average cost of existing advances in the first quarter of fiscal 2017.
During the first quarter of fiscal 2018, the Company recorded a provision for loan losses of $169,000 compared to the recovery from the allowance for loan losses of $150,000 recorded during the same period of fiscal 2017 and the $377,000 recovery recorded in the fourth quarter of fiscal 2017 (sequential quarter).  The provision was primarily attributable to the increase in loans held for investment and the $145,000 of net charge-offs during the first quarter of fiscal 2018.
Non-performing assets, with underlying collateral located in California, decreased $1.6 million, or 17 percent, to $8.0 million, or 0.67 percent of total assets, at September 30, 2017, compared to $9.6 million, or 0.80 percent of total assets, at June 30, 2017.  Non-performing loans at September 30, 2017 were unchanged from June 30, 2017 at $8.0 million and were primarily comprised of 29 single-family loans ($7.9 million) and one commercial business loan ($64,000).  At September 30, 2017, there was no outstanding real estate owned balance because the two single-family real estate owned properties, totaling $1.6 million at June 30, 2017, were sold during the first quarter of fiscal 2018.
Net charge-offs for the quarter ended September 30, 2017 were $145,000 or 0.06 percent (annualized) of average loans receivable, compared to net recoveries of $205,000 or 0.08 percent (annualized) of average loans receivable for the quarter ended September 30, 2016 and net recoveries of $141,000 or 0.06 percent (annualized) of average loans receivable for the quarter ended June 30, 2017 (sequential quarter).
Classified assets at September 30, 2017 were $12.9 million, comprised of $4.9 million of loans in the special mention category, $8.0 million of loans in the substandard category and no real estate owned.  Classified assets at June 30, 2017 were $13.3 million, comprised of $3.7 million of loans in the special mention category, $8.0 million of loans in the substandard category and $1.6 million in real estate owned.  For the quarter ended September 30, 2017, no loans were restructured from their original terms or newly classified as a restructured loan.
The allowance for loan losses was $8.1 million at September 30, 2017, or 0.88 percent of gross loans held for investment, compared to $8.0 million at June 30, 2017, or 0.88 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at September 30, 2017.
Non-interest income decreased by $2.90 million, or 31 percent, to $6.35 million in the first quarter of fiscal 2018 from $9.25 million in the same period of fiscal 2017, primarily as a result of a decrease in gain on sale of loans during the current quarter as compared to the comparable period last year.  On a sequential quarter basis, non-interest income decreased $594,000, or nine percent, primarily as a result of a decrease in gain on sale of loans, partly offset by a lower net loss on the sale and operations of real estate owned.
The gain on sale of loans decreased $3.15 million, or 39 percent, to $4.85 million for the quarter ended September 30, 2017 from $8.00 million in the comparable quarter last year, and decreased $964,000 or 17 percent from the quarter ended June 30, 2017 (sequential quarter), reflecting the impact of a lower loan sale volume and a lower average loan sale margin.  Total loan sale volume, which includes the net change in commitments to extend credit on loans to be held for sale, was $392.2 million in the quarter ended September 30, 2017, down $248.1 million or 39 percent, from $640.3 million in the comparable quarter last year and decreased $10.1 million or three percent from the quarter ended June 30, 2017 (sequential quarter).  The average loan sale margin from mortgage banking was 124 basis points for the quarter ended September 30, 2017, down one basis point from 125 basis points in the same quarter last year and down 26 basis points from 150 basis points in the fourth quarter of fiscal 2017 (sequential quarter).  The gain on sale of loans includes an unfavorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net loss of $94,000 in the first quarter of fiscal 2018, compared to a favorable fair-value adjustment that amounted to a net gain of $2.09 million in the same period last year and a favorable fair-value adjustment that amounted to a net gain of $273,000 in the fourth quarter of fiscal 2017 (sequential quarter).

In the first quarter of fiscal 2018, $392.3 million of loans were originated and purchased for sale, 39 percent lower than the $647.3 million for the same period last year, and three percent lower than the $405.9 million during the fourth quarter of fiscal 2017 (sequential quarter).  The loan origination volume has decreased from the previous year because increased mortgage interest rates have reduced refinance activity.  Total loans sold during the quarter ended September 30, 2017 were $381.1 million, 33 percent lower than the $568.3 million sold during the same quarter last year, and four percent lower than the $397.3 million sold during the fourth quarter of fiscal 2017 (sequential quarter).  Total loan originations (including loans originated and purchased for investment and loans originated and purchased for sale) were $437.2 million in the first quarter of fiscal 2018, a decrease of 38 percent from $705.6 million in the same quarter of fiscal 2017, and nine percent lower than the $497.8 million in the fourth quarter of fiscal 2017 (sequential quarter).
Non-interest expenses increased $102,000 to $15.73 million in the first quarter of fiscal 2018 from $15.63 million in the same quarter last year.  The increase was primarily a result of an increase in other non-interest expense, partly offset by a decrease in salaries and employee benefits expense. The increase in other non-interest expenses was primarily attributable to a $2.75 million litigation settlement, which was previously disclosed in a Form 8-K filed with the Securities and Exchange Commission on September 15, 2017; while the decrease in salaries and employee benefits expense was primarily related to lower variable compensation resulting from lower mortgage banking loan originations.

The Company's efficiency ratio in the first quarter of fiscal 2018 was 102 percent, up from 85 percent in the same quarter last year.
The Company's income tax benefit was $208,000 for the first quarter of fiscal 2018, as compared to a $1.26 million provision for income taxes in the same quarter last year, as a result of the pre-tax loss in the current quarter. The Company believes that the tax benefit recorded in the first quarter of fiscal 2018 reflects its current income tax obligations.
The Company repurchased 126,000 shares of its common stock during the quarter ended September 30, 2017 at an average cost of $19.44 per share.  As of September 30, 2017, a total of 126,000 shares or 33 percent of the shares authorized in the June 2017 stock repurchase plan have been purchased, leaving 259,200 shares available for future purchases.
The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates two wholesale loan production offices and nine retail loan production offices located throughout California.
The Company will host a conference call for institutional investors and bank analysts on Friday, October 27, 2017 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-230-1092 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Friday, November 3, 2017 by dialing 1-800-475-6701 and referencing access code number 432134.

For more financial information about the Company please visit the website at www.myprovident.com and click on the "Investor Relations" section.

Safe-Harbor Statement

This press release contains statements that the Company believes are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to the Company's financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited  to increased competitive pressures; changes in the interest rate environment; secondary market conditions for loans and our ability to sell loans in the secondary market; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission ("SEC") - which are available on our website at www.myprovident.com and on the SEC's website at www.sec.gov. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited –In Thousands, Except Share Information)

	September 30, 2017	June 30, 2017

Assets
Cash and cash equivalents	$49,217	$72,826
Investment securities – held to maturity, at cost	64,751	60,441
Investment securities – available for sale, at fair value	8,940	9,318
Loans held for investment net of allowance for loan losses of
$8,063 and $8,039, respectively; includes $6,924 and $6,445 at fair value, respectively	908,060	904,919
Loans held for sale, at fair value	127,234	116,548
Accrued interest receivable	2,989	2,915
Real estate owned, net	-	1,615
FHLB – San Francisco stock	8,108	8,108
Premises and equipment, net	7,333	6,641
Prepaid expenses and other assets	17,154	17,302

Total assets	$1,193,786	$1,200,633

Liabilities and Stockholders' Equity
Liabilities:
Non interest-bearing deposits	$82,415	$77,917
Interest-bearing deposits	844,601	848,604
Total deposits	927,016	926,521

Borrowings	121,206	126,226
Accounts payable, accrued interest and other liabilities	20,643	19,656
Total liabilities	1,068,865	1,072,403

Stockholders' equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,970,865 and 17,949,365 shares issued, respectively; 7,609,552 and 7,714,052 shares outstanding, respectively)

	180	180
Additional paid-in capital	93,669	93,209
Retained earnings	191,451	192,754
Treasury stock at cost (10,361,313 and 10,235,313 shares, respectively)
	(160,609)	(158,142)
Accumulated other comprehensive income, net of tax	230	229

Total stockholders' equity	124,921	128,230

Total liabilities and stockholders' equity	$1,193,786	$1,200,633

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited – In Thousands, Except Share Information)
	Quarter Ended
	09/30/2017	09/30/2016	06/30/2017
Interest income:
Loans receivable, net	$10,157	$10,480	$9,949
Investment securities	257	84	221
FHLB – San Francisco stock	141	185	140
Interest-earning deposits	190	55	220
Total interest income	10,745	10,804	10,530

Interest expense:
Checking and money market deposits	103	98	94
Savings deposits	149	144	145
Time deposits	639	772	653
Borrowings	736	702	720
Total interest expense	1,627	1,716	1,612

Net interest income	9,118	9,088	8,918
Provision (recovery) for loan losses	169	(150)	(377)
Net interest income, after provision (recovery) for loan losses	8,949	9,238	9,295

Non-interest income:
Loan servicing and other fees	363	267	312
Gain on sale of loans, net	4,847	7,996	5,811
Deposit account fees	558	550	530
Loss on sale and operations of real estate owned acquired in the settlement of loans	(40)	(103)	(317)
Card and processing fees	381	364	388
Other	243	178	222
Total non-interest income	6,352	9,252	6,946

Non-interest expense:
Salaries and employee benefits	9,269	11,314	9,709
Premises and occupancy	1,314	1,289	1,296
Equipment	362	362	393
Professional expenses	520	505	504
Sales and marketing expenses	203	296	353
Deposit insurance and regulatory assessments	184	248	159
Other	3,882	1,618	2,303
Total non-interest expense	15,734	15,632	14,717

(Loss) income before taxes	(433)	2,858	1,524
(Benefit) provision for income taxes	(208)	1,264	560
Net (loss) income	$(225)	$1,594	$964

Basic earnings per share	$(0.03)	$0.20	$0.12
Diluted earnings per share	$(0.03)	$0.20	$0.12
Cash dividends per share	$0.14	$0.13	$0.13

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )

	Quarter Ended
	09/30/2017	09/30/2016
SELECTED FINANCIAL RATIOS:
Return on average assets	(0.08)%	0.53%
Return on average stockholders' equity	(0.70)%	4.79%
Stockholders' equity to total assets	10.46%	10.72%
Net interest spread	3.12%	3.03%
Net interest margin	3.17%	3.08%
Efficiency ratio	101.71%	85.23%
Average interest-earning assets to average interest-bearing liabilities	110.93%	111.26%

SELECTED FINANCIAL DATA:
Basic earnings per share	$(0.03)	$0.20
Diluted earnings per share	$(0.03)	$0.20
Book value per share	$16.42	$16.70
Average shares used for basic EPS	7,694,157	7,948,420
Average shares used for diluted EPS	7,858,597	8,153,952
Total shares issued and outstanding	7,609,552	7,978,166

LOANS ORIGINATED AND PURCHASED FOR SALE:
Retail originations	$213,301	$318,970
Wholesale originations and purchases	178,991	328,372
Total loans originated and purchased for sale	$392,292	$647,342

LOANS SOLD:
Servicing released	$373,463	$559,013
Servicing retained	7,588	9,301
Total loans sold	$381,051	$568,314

	As of	As of	As of	As of	As of
	09/30/17	06/30/17	03/31/17	12/31/16	09/30/16
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$305	$305	$403	$412	$453
Allowance for loan losses	$8,063	$8,039	$8,275	$8,391	$8,725
Non-performing loans to loans held for investment, net	0.88%	0.88%	1.01%	1.16%	1.17%
Non-performing assets to total assets	0.67%	0.80%	0.97%	1.09%	1.09%
Allowance for loan losses to gross loans held
for investment	0.88%	0.88%	0.93%	0.96%	1.01%
Net charge-offs (recoveries) to average loans receivable (annualized)	0.06%	(0.06)%	(0.02)%	(0.01)%	(0.08)%
Non-performing loans	$7,991	$7,995	$8,852	$10,065	$10,013
Loans 30 to 89 days delinquent	$1,512	$1,035	$978	$1,298	$1,385

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	09/30/17	06/30/17	03/31/17	12/31/16	09/30/16
Recourse recovery for loans sold	$-	$(98)	$(9)	$(30)	$-
Provision (recovery) for loan losses	$169	$(377)	$(165)	$(350)	$(150)
Net charge-offs (recoveries)	$145	$(141)	$(49)	$(16)	$(205)

	As of	As of	As of	As of	As of
	09/30/17	06/30/17	03/31/17	12/31/16	09/30/16
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.54%	9.90%	9.79%	9.50%	9.32%
Common equity tier 1 capital ratio	15.79%	16.14%	16.10%	15.43%	14.44%
Tier 1 risk-based capital ratio	15.79%	16.14%	16.10%	15.43%	14.44%
Total risk-based capital ratio	16.95%	17.28%	17.28%	16.58%	15.57%

REGULATORY CAPITAL RATIOS (COMPANY):
Tier 1 leverage ratio	10.55%	10.77%	11.07%	10.94%	10.98%
Common equity tier 1 capital ratio	17.46%	17.57%	18.20%	17.78%	17.00%
Tier 1 risk-based capital ratio	17.46%	17.57%	18.20%	17.78%	17.00%
Total risk-based capital ratio	18.62%	18.71%	19.38%	18.93%	18.14%

	As of September 30,
	2017		2016
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity:
Certificates of deposit	$600	1.35%	$800	0.72%
U.S. government sponsored enterprise MBS	64,151	1.93	35,490	1.56
Total investment securities held to maturity	$64,751	1.92%	$36,290	1.54%

Available for sale (at fair value):
U.S. government agency MBS	$5,142	2.34%	$6,131	1.99%
U.S. government sponsored enterprise MBS	3,350	3.08	4,087	2.73
Private issue collateralized mortgage obligations	448	3.00	560	2.76
Total investment securities available for sale	$8,940	2.65%	$10,778	2.31%

Total investment securities	$73,691	2.01%	$47,068	1.72%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	As of September 30,
	2017		2016
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Held to maturity:
Single-family (1 to 4 units)	$322,363	4.07%	$312,795	3.73%
Multi-family (5 or more units)	482,617	4.06	438,423	4.09
Commercial real estate	96,863	4.65	100,136	4.74
Construction	16,290	6.30	15,811	5.48
Other	-	-	331	5.66
Commercial business	466	6.52	624	6.11
Consumer	131	13.63	199	10.91
Total loans held for investment	918,730	4.17%	868,319	4.06%

Undisbursed loan funds	(8,189)		(10,447)
Advance payments of escrows	24		23
Deferred loan costs, net	5,558		4,788
Allowance for loan losses	(8,063)		(8,725)
Total loans held for investment, net	$908,060		$853,958

Purchased loans serviced by others included above	$22,932	3.35%	$23,663	3.37%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

	As of September 30,
	2017		2016
	Balance	Rate(1)	Balance	Rate(1)

DEPOSITS:
Checking accounts – non interest-bearing	$82,415	-%	$74,963	-%
Checking accounts – interest-bearing	260,969	0.11	251,809	0.11
Savings accounts	288,358	0.20	279,565	0.21
Money market accounts	37,015	0.34	35,312	0.36
Time deposits	258,259	0.99	301,853	1.01
Total deposits	$927,016	0.38%	$943,502	0.43%

BORROWINGS:
Overnight	$-	-%	$15,000	0.38%
Three months or less	10,004	1.20	20,000	0.40
Over three to six months	10,000	3.01	-	-
Over six months to one year	-	-	-	-
Over one year to two years	10,000	1.53	10,030	3.02
Over two years to three years	-	-	10,000	1.53
Over three years to four years	31,202	3.18	-	-
Over four years to five years	10,000	2.20	31,251	3.18
Over five years	50,000	2.36	60,000	2.34
Total borrowings	$121,206	2.45%	$146,281	2.04%

(1)The interest rate described in the rate column is the weighted-average interest rate or cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	Quarter Ended September 30, 2017		Quarter Ended September 30, 2016
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:
Loans receivable, net (2)	$1,007,579	4.03%	$1,078,082	3.89%
Investment securities	75,470	1.36%	49,597	0.68%
FHLB – San Francisco stock	8,108	6.96%	8,094	9.14%
Interest-earning deposits	59,445	1.25%	43,309	0.50%
Total interest-earning assets	$1,150,602	3.74%	$1,179,082	3.67%
Total assets	$1,182,130		$1,210,650

Deposits	$923,045	0.38%	$932,834	0.43%
Borrowings	114,148	2.56%	126,940	2.19%
Total interest-bearing liabilities	$1,037,193	0.62%	$1,059,774	0.64%
Total stockholders' equity	$128,054		$133,175

(1) The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2) Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (1) (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	09/30/17	06/30/17	03/31/17	12/31/16	09/30/16
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$4,534	$4,668	$4,704	$5,716	$5,586
Multi-family	-	-	372	568	703
Commercial real estate	-	201	201	-	-
Total	4,534	4,869	5,277	6,284	6,289

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	3,393	3,061	3,507	3,711	3,650
Commercial business loans	64	65	68	70	74
Total	3,457	3,126	3,575	3,781	3,724

Total non-performing loans	7,991	7,995	8,852	10,065	10,013

Real estate owned, net	-	1,615	2,768	2,949	3,496
Total non-performing assets	$7,991	$9,610	$11,620	$13,014	$13,509

(1)	The non-performing loans balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans and include fair value credit adjustments.